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                               HS RESOURCES, INC.
                               ONE MARITIME PLAZA
                                FIFTEENTH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 433-5795
                            FACSIMILE (415) 433-5811




        HS Resources, Inc. Issues $85 million Senior Subordinated Notes

     SAN FRANCISCO, Dec. 14 /PRNewewire/ -- HS Resources, Inc. (NYSE: HSE) announced today that it has sold $85 million aggregate principal amount of its 9 1/4% Series B Senior Subordinated Notes due 2006 in a public offering underwritten by Chase Securities Inc., Lehman Brothers and Morgan Stanley Dean Witter. The offering, which closed on Friday, December 11, is an add-on to the Company's existing 9 1/4% Senior Subordinated Notes due 2006. The offering was increased from the $75 million amount originally proposed and was priced to yield 10.18%. Net proceeds from the offering have been used to repay bank debt.

     James E. Duffy, Chief Financial Officer, commented, "The issuance of these notes is a continuation of our previously announced financing program to integrate into our long-term capital structure a portion of the bank debt we incurred in connection with the December 1997 acquisition of Amoco's D-J Basin properties. The long-lived nature of our D-J Basin properties, including those acquired from Amoco, make it appropriate for us to use these notes to extend the average maturity of our debt structure to better match our extended property lives. These notes add to the stability of our capital structure, as does our ongoing product price hedging program which currently covers more than 40% of our estimated 1999 oil production at a wellhead price of $15.08 per barrel and nearly 50% of our estimated 1999 gas production at a wellhead price of $2.12 per Mcf. Combined with our low operating costs, these hedges should make an important contribution to our cash operating margins in the coming year."

     Theodore Gazulis, Vice President - Treasury, Capital Markets and Investors Relations added, "Prior to the issuance of these notes, the $325 million borrowing base under our bank credit facility provided sufficient near term liquidity to meet our capital requirements, particularly given our present plans to fund future capital expenditures out of operating cash flow. After applying the proceeds of these notes to our bank debt, the borrowing base will be reduced to $280 million, which will provide us with approximately $50 million of immediate availability under the new borrowing base. The Company's financial flexibility and stability is enhanced with the placement of these notes and will further our ability to grow in the current commodity price environment."

     The offering of HS Resources, Inc. 9 1/4% Series B Senior Subordinated Notes is made only by means of the prospectus. A copy of the prospectus relating to these securities is available from Chase Securities Inc., 270 Park Avenue, New York, NY 10017, Lehman Brothers, World Financial Center, 200 Vesey Street, New York, NY 10285, or Morgan Stanley Dean Witter, 1585 Broadway, New York, NY 10036.

     Statements concerning cash operating margins, the ability to grow, the Company's future capital plans and the stability of its capital structure are forward looking statements under the Federal securities laws. Actual results may differ materially from these statements depending upon a variety of factors, including product prices and others referenced in the Company's securities filings, including that filed on Form 8-K dated February 26, 1997.

     HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

SOURCE  HS Resources, Inc.
     -0-                               12/14/98
     /CONTACT: Theodore Gazulie, Vice President - Treasury, Capital Markets and Investor Relations of HS Resources, Inc., 415-433-5795, or tgazulis@hsresources.com/
     /Web site:  http://www.hsresources.com/
     (HSE)